UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Manning Road Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02.                                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                                  On February 25, 2013, Anthony L. Mattacchione joined Bruker Corporation (the “Company”) as Senior Vice President, Corporate Finance and Accounting.

Prior to joining the Company, Mr. Mattacchione, age 50, served as Chief Financial Officer of EMD Millipore Corporation, a subsidiary of Merck KGaA, since July 2010 and  as Vice President, Controller and Chief Accounting Officer of Millipore Corporation from April 2006 until his appointment as Chief Financial Officer of EMD Millipore following the acquisition of Millipore by Merck KGaA. From 1990 to April 2006, Mr. Mattacchione served in various financial roles at Gerber Scientific, Inc., including as Treasurer, Corporate Controller and Chief Accounting Officer. Mr. Mattacchione was a senior auditor at Price Waterhouse LLP from 1988 to 1990.  Mr. Mattacchione is a Certified Public Accountant in the State of Connecticut and holds a M.B.A. in finance from the University of Connecticut and a B.S. in accounting from Central Connecticut State University.

Mr. Mattacchione will receive an annual base salary of $280,000 and is eligible to receive an annual performance bonus based on a 2013 bonus target level of $140,000, subject to proration from the date of commencement of his employment. Upon commencing employment, Mr. Mattacchione received an initial grant of options to purchase 40,000 shares of common stock of the Company pursuant to the Company’s 2010 Incentive Compensation Plan.

There are no other arrangements or understandings between Mr. Mattacchione and any other persons pursuant to which he was selected as the Company’s Senior Vice President, Corporate Finance and Accounting and there are no transactions involving the Company and Mr. Mattacchione that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION
(Registrant)

Date: March 1, 2013	By:	/s/CHARLES F. WAGNER, JR.
Charles F. Wagner, Jr.
Executive Vice President
and Chief Financial Officer